Exhibit 4.1

                           2005 CONSULTANT STOCK PLAN


I.    Purpose of the Plan

The purpose of this plan is to further the growth of Voice Diary Inc. (the "Company") by allowing the Company to compensate consultants and certain other persons providing bona fide services to the Company, through the award of shares of Common Stock or options to purchase shares of Common Stock.

II.   Definitions

Whenever used in this plan, the following terms have the following meanings:

"Award" means any grant of Common Stock (or options to purchase Common Stock) made under this plan.

"Board of Directors" means the board of directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the Class A common stock, par value $0.01 per share, of the Company.

"Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

"Participant" means any person that renders bona fide services to the Company (including, without limitation, any person engaged by the Company as a consultant).

III.  Effective Date of the Plan

The effective date of this plan is May 10, 2005.

IV.   Administration of the Plan

The Board of Directors will be responsible for administration of this plan, and will grant Awards under this plan. Subject to the express provisions of this plan, the Board of Directors has full authority and sole and absolute discretion to interpret this plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations that it believes to be necessary or advisable in administering this plan. The determination of the Board of Directors on the matters referred to in this Section will be conclusive. The Board of Directors have sole and absolute discretion to amend this plan. No member of the Board of Directors will be liable for any act or omission in connection with the administration of this plan unless it resulted from the member's willful misconduct.

V.    Stock Subject to the Plan

The maximum number of shares of Common Stock as to which Awards may be granted under this plan is 1,000,000 shares. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI.   Persons Eligible to Receive Awards

Awards may be granted only to Participants. Awards under the Plan may only be made to natural persons that provide services to the Company or its subsidiaries and only to the extent of the value of such services as determined by the Board

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of Directors. No award may be made under the Plan if the services are in connection with raising capital or are made, directly or indirectly, to promote or maintain a market for the securities of the Company

VII.  Grants of Awards

Except as otherwise provided herein, the Board of Directors has complete discretion to determine when and to which Participant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Participant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII. Delivery of Stock Certificates

As promptly as practicable after authorizing the grant of an Award, the Company will deliver to the person who is the recipient of the Award one or more certificates registered in that person's name representing the number of shares of Common Stock that were granted. If applicable, each certificate will bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction that was not registered under the Act and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.   Employment

Nothing in this plan or in the grant of an Award will confer upon any Participant the right to continue in the employ of the Company nor will it interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

X.    Laws and Regulations

The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this plan will be subject to the condition that counsel for the Company is satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

XI.   Withholding of Taxes

If subject to withholding tax, the Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of granting an Award and the Participant fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII.  Termination of the Plan

The Board of Directors may suspend or terminate this plan at any time or from time to time, but no such action will adversely affect the rights of a person granted an Award under this plan prior to that date.

XIII. Delivery of Plan

A copy of this plan will be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.